Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade – NIRE 3330029520-8

Publicly-held Company

Esteemed Shareholders,

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to CVM Instruction No. 481/09, as amended, discloses to the shareholders and the market in general the consolidated voting statement for the remote voting bulletin for the exercise of voting rights at the Extraordinary General Shareholders’ Meeting (Assembleia Geral Extraordinária – AGE) called for May 14, 2018.

The Company clarifies that the exercise of this voting right via the completion and delivery of a remote voting ballot does not impede a shareholder’s ability to attend the AGE and exercise their vote in person, in which case the AGE Board will disregard the remote voting instruction, pursuant to Article 21-W, paragraph 5, item I, of CVM Instruction No. 481.

The Company emphasizes that it will verify shareholding positions as is customarily conducted for its General Shareholders’ Meetings to confirm the shareholding positions of the shareholders that choose to exercise their vote by completing and delivering a remote voting ballot, taking into consideration for the computation of the votes the most recent position of each shareholder that is available to the Company (or, in its absence, the shareholding position as informed by the depositary agent of the Company’s shares, pursuant to Article 21-T, item II, section "a” of CVM Instruction No. 481).

The Company also warns that the information contained in the summary voting statement published in accordance with the provisions of Article 21-W, third paragraph, of CVM Instruction No. 481, may not represent the results of the votes with respect to the matters that will be submitted for deliberation at an AGE, according to the Call Notice published on April 12, 2018, considering that such summary voting statement comprises only the votes cast by remote voting.

Rio de Janeiro, May 11, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Consolidated Voting Statement

Extraordinary  General Shareholders’ Meeting – May 14, 2018 at 11 a.m.

Agenda Item	Description of Deliberation	Voting Position	Total Number of Shares
(1)	Examine, discuss and vote on the Management’s Report and the Financial Statements for the fiscal year ended December 31, 2017	Approve	71,809,956
		Reject	-
		Abstain	-
(2)	Deliberate the proposal for allocation of the results for the fiscal year ended December 31, 2017	Approve	71,809,956
		Reject	-
		Abstain	-